EXHIBIT 4(e)


                     SECOND AMENDMENT TO AEROQUIP INOAC COMPANY
                     RETIREMENT SAVINGS AND PROFIT SHARING PLAN



             WHEREAS, the Aeroquip Inoac Company Retirement Savings and Profit Sharing Plan (formerly known as the Sterling Inoac Company Retirement Savings and Profit Sharing Plan) ("Plan") was established effective July 1, 1989; and

             WHEREAS, the Plan was subsequently amended and restated by a document executed on March 8, 1993, effective July 1, 1989; and

             WHEREAS, in order to obtain a favorable determination letter from the Internal Revenue Service as to the tax-qualified status of the Plan, an amendment to the Plan was adopted effective July 1, 1989; and

             WHEREAS, certain additional changes to the Plan are deemed necessary; and

             WHEREAS, section 12.01 of the Plan permits amendment thereof under certain circumstances.

             NOW, THEREFORE, the Plan is hereby amended as follows:

             1. Section 1.02, entitled "Accounting Date," shall be, and the same hereby is, amended to state as follows:

             1.02  "Accounting Date" means the end of each business day.

             2. Section 1.40, entitled "Transfer Date," shall be, and the same hereby is, amended to state as follows:

             1.40 "Transfer Date" means any date as of which an Account may be transferred to or from any of the Funds described in
      Article VII, as established by the Administrative Committee.

             3. Section 2.01, entitled "Allocation of Responsibility for Plan Administration," shall be, and the same hereby is, amended to state as follows:

             2.01 Allocation of Responsibility for Plan Administration. The fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them hereunder. The Employer shall have the sole responsibility for making the contributions provided for in section 3.01. The Partnership Committee shall have the sole authority to appoint and remove (with or without cause) any member of the Administrative Committee. The Partnership Committee shall also have the sole authority to appoint and remove the Trustee and any investment manager and to establish the investment media. The Administrative Committee shall have the specific delegated powers and duties


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      described in the further provisions of this article II, and such further powers and duties as hereinafter may be delegated to it by the Partnership Committee. The Trustee shall have the responsibility for the management of the Trust, as provided in the Trust Agreement. Each fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust Agreement, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each fiduciary may rely upon any such direction, information or action of another fiduciary as being proper under the provisions of the Plan or the Trust Agreement, and is not required to inquire into the propriety of any such direction, information or action. It is intended that each fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan and the Trust Agreement and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

             4. Section 2.04, entitled "Plan Fiduciaries and Fiduciary Obligations," shall be, and the same hereby is, amended by deleting the second paragraph therefrom and by substituting therefor the following:

             Each person who is a fiduciary shall discharge his duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, and in accordance with the provisions of the Plan and the Trust Agreement. A fiduciary who complies with the foregoing standards shall not be liable for any loss, action or omission hereunder. A fiduciary not charged with a specific responsibility under the provisions of the Plan or the Trust Agreement shall be under no duty to question any action or lack of action of another fiduciary with respect to such responsibility and shall not be liable for a breach of such fiduciary responsibility by another fiduciary unless such person participates knowingly in, or knowingly undertakes to conceal, an act or omission of such other fiduciary knowing such act is a breach, or if such person has knowledge of a breach by such fiduciary and fails to make reasonable efforts under the circumstances to remedy the breach.

             5. Section 3.02, entitled "Tax Deferred Contributions," shall be, and the same hereby is, amended by deleting the first paragraph thereof and by substituting therefor the following:

             In accordance with procedures established by the Administrative Committee, each eligible Participant may elect to defer the equivalent of no more than 15 percent of his or her Annual Compensation (in 1 percent increments) for each pay period that such person is a Participant. The Participant's election


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      shall be made at such time and in such manner as the Administrative
      Committee shall determine. Said election shall remain in effect until revoked or superseded by a subsequent election pursuant to procedures established by the Administrative Committee. A Participant may elect to begin, or may change the amount of, his or her Tax Deferred Contributions in accordance with procedures established by the Administrative Committee.

             6. Article VII, entitled "Investment of the Trust Fund," shall be, and the same hereby is, amended to state as follows:

                                     ARTICLE VII
                            INVESTMENT OF THE TRUST FUND

             The Trust Fund shall consist of the following separate investment funds:

             (a)   TRINOVA Stock Fund.

             (b)   Vanguard Investment Contract Trust.

             (c)   Vanguard Index Trust - 500 Portfolio Fund.

             (d)   Vanguard/Windsor II Fund.

             (e)   Vanguard/Morgan Growth Fund.

             (f)   Vanguard International Growth Portfolio Fund.

             (g)   Vanguard STAR Fund.

             (h)   Vanguard Money Market Reserves - U. S. Treasury
      Portfolio.

             (i)   Vanguard Fixed Income Securities - Long Term Corporate
      Portfolio.

             As of any Transfer Date, each Participant, Former Participant and Beneficiary may elect to have a percentage of the value of one or more of his or her Fund balances immediately preceding the Transfer Date transferred to an equivalent value in any one or more of such Funds. The election shall be made at such time and in such manner as the Administrative Committee may from time to time determine and shall be effective as soon as administratively practicable following the first Transfer Date following the election. (To the extent an administrative delay occurs in the transfer of an Account from one Fund to another, such Account may be temporarily invested in a short term investment vehicle pending such actual transfer.) Such election shall remain effective until revoked or superseded by a subsequent election pursuant to


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      procedures established by the Administrative Committee.  Notwithstanding
      the foregoing, however, an election by a Participant, Former Participant or Beneficiary to transfer all or any portion of his or her Account from the Vanguard Investment Contract Trust to either the Vanguard Money Market Reserves - U.S. Treasury Portfolio, the Vanguard Fixed Income Securities - Long Term Corporate Portfolio, or both, shall not be permitted and shall not be given effect. In addition, an election by a Participant, Former Participant or Beneficiary to transfer all or any portion of his or her Account from any of the investment funds other than the Vanguard Money Market Reserves - U.S. Treasury Portfolio or the Vanguard Fixed Income Securities - Long Term Corporate Portfolio (or both) to either or both of such Portfolios shall not be permitted and shall not be given effect unless the amount to be transferred has not been invested in the Vanguard Investment Contract Trust during the immediately preceding 90-day period.

             If a Participant fails to make an election upon first becoming eligible to do so, he or she shall be deemed to have elected to place 100 percent of his or her Accounts in the Vanguard Money Market Reserves - U. S. Treasury Portfolio.

             7. Article VIII, entitled "Valuation of Trust Fund," shall be, and the same hereby is, amended to state as follows:

                                    ARTICLE VIII
                               VALUATION OF TRUST FUND

             As of each Accounting Date, the Trustee shall determine the net income or net loss for each Fund since the preceding Accounting Date, including any unrealized appreciation or depreciation in the value of such Fund as well as any realized income, gain, expenses and losses. Such determination of net income or net loss shall be conclusive and binding upon all Participants, Former Participants and Beneficiaries. If an investment manager has been appointed to handle a specific Fund, the Trustee shall be entitled to rely upon the information supplied by the investment manager as to the value of such Fund on the Accounting Date.

             After determining the value of each Fund, the Accounts comprising each Fund shall be credited or debited with their share of the net income or net loss of each such Fund in the proportion that the value of the each Account as of the preceding Accounting Date bears to the total value of all Accounts in such Fund as so adjusted. The Account in each Fund shall then be credited with any contributions since the immediately prior Accounting Date.

             8. Section 10.11, entitled "Loans to Participants," shall be, and the same hereby is, amended to state as follows:

      10.11. Loans to Participants. A general purpose loan and a home loan shall be available to a Participant who is an Employee from his or her Accounts, upon the terms and conditions which follow.

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             The maximum amount which may be borrowed is the lesser of
      (i) 50 percent of the Participant's nonforfeitable interest in his or her Accounts or (ii) 100 percent of the Participant's nonforfeitable interest in his or her Tax Deferred Contributions Account, Matching Contributions Account and Roll-In Contributions Account.

             Notwithstanding the preceding paragraph, however, in no event shall the total amount which may be borrowed exceed the lesser of (i) $50,000, reduced by the excess (if any) of the highest outstanding balance of loans during the one-year period ending on the day before the date on which such loan was made, over the outstanding balance of loans on the date on which such loan was made, or (ii) one-half of the amount of such person's Accounts which is nonforfeitable. These limits apply as if all qualified plans maintained by the Employer and Company were one plan.

             Uniform rules and procedures pertaining to loans (which may include the imposition of an administrative fee for processing loans) shall be established, which shall be consistently applied. In addition to such rules and procedures, however, all loans shall comply with the following terms and conditions:

                   (a) An application for a loan shall be made in writing to such entity as shall be designated by the Administrative Committee to administer such loans.

                   (b) Each loan shall be made against collateral being the assignment of no more than one-half of the borrower's entire right, title and interest in his or her Accounts and shall be evidenced by the borrower's promissory note for the amount of the loan, including interest, payable to the order of the Trustee.

                   (c) Interest shall be charged at a reasonable rate, as determined by the Administrative Committee.

                   (d) All loans shall provide for payment by payroll deduction of principal and interest in installments over a period not to exceed five years. Notwithstanding the foregoing, however, a home loan shall provide for payment by payroll deduction of principal and interest in installments over a period not to exceed 10 years.

                   (e)    Loans shall be amortized with level
             payments over the term of the loan, and payments must occur not less frequently than quarterly.

                   (f)    A Participant may receive a general
             purpose loan only once in any 12-month period.

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                   (g)    A Participant may have only one general
             purpose loan and one home loan outstanding at any time.

                   (h)    A loan may be prepaid at any time after
             the loan has been outstanding for at least one year.

                   (i)    The minimum amount of any loan shall be
             $1,000.

             Loan payments by the Participant shall be invested in the various Funds in accordance with the Participant's then current directions.

             If a Participant who has an outstanding loan terminates employment with the Employer and all Companies, such loan shall thereupon become due and payable. The Administrative Committee shall notify such Participant and afford him or her the opportunity to pay the outstanding balance in full. However, if the Participant fails or refuses to do so within such time period specified by the Administrative Committee, such loan shall be in default and the amount of the outstanding balance shall be offset against the Participant's balance in the Plan.

             If a Participant transfers employment from the Employer to a Company, such person's obligations under the loan shall be the same as if he or she were an Employee of the Employer.

             For purposes hereof, a home loan is a loan used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant. A general purpose loan is any other type of loan.

             9. Article XI, entitled "Trust," shall be, and the same hereby is, amended to state as follows:

                                     ARTICLE XI
                                        TRUST

             As a part of the Plan, the Employer has entered into a Trust Agreement with the Trustee under which a Trust Fund has been established and a Trustee appointed to receive Employer contributions and Participant contributions to the Trust Fund and to hold such funds and invest and reinvest the same. Compensation and expenses of the Trustee shall be paid by the Employer, not charged against the Trust Fund. However, any investment management expenses relating to the Funds described in article VII shall be charged against the particular Fund to which such expenses are attributable.

             10. Section 13.04, entitled "Third Party Immunity," shall be, and the same hereby is, amended to state as follows:

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             13.04  Third Party Immunity.  No third party, including but not limited to life insurance companies and regulated investment companies, shall be deemed to be a party to this Plan for any purpose or to be responsible for the validity of this Plan; nor shall such third party be required to take cognizance of the Trustee, the Partnership Committee or the Administrative Committee nor shall such third party be responsible to see that any action of the Trustee, the Partnership Committee or the Administrative Committee is authorized by the terms of the Plan or the Trust Agreement. Any such third party shall be fully discharged from any and all liability for any amount paid to the Trustee or paid in accordance with the direction of the Trustee, the Partnership Committee or the Administrative Committee, as the case may be, or for any change made or action taken by such third party upon such direction; and no such third party shall be obligated to see to the distribution or further application of any monies so paid by such third party.

             IN WITNESS WHEREOF, the Partnership Committee has caused this Second Amendment to be executed by a duly authorized individual on this _____ day of June, 1996, but effective as of March 1, 1996.



                                       Member of the Partnership Committee



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